SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

         Name:    MERRILL LYNCH LARGE CAP SERIES FUNDS, INC.

         Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                           800 Scudders Mill Road
                           Plainsboro, New Jersey  08536

         Telephone Number (including area code):  (609) 282-2000

         Name and Address of Agent for Service of Process:

                           Michael J. Hennewinkel
                           800 Scudders Mill Road
                           Plainsboro, New Jersey  08536

                           Mailing Address:
                           P.O. Box 9011
                           Princeton, New Jersey  08543-9011

         Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              YES  |X|                          NO  | |

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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 20th day of October, 1999.

         Signature:

                            MERRILL LYNCH LARGE CAP SERIES FUNDS, INC.

                            By:   /s/ William E. Zitelli, Jr.
                               -------------------------------------------------
                                 William E. Zitelli, Jr., Director and President

         Attest:

         By:  /s/ Alice A. Pellegrino
            ---------------------------------------------
              Alice A. Pellegrino, Director and Treasurer